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                                   August 26, 1996

House of Blues Records, Inc.
8439 Sunset Boulevard
West Hollywood, California 90069


Dear House of Blues Records, Inc.:

    In order to confirm previous understandings and agreements with respect to the formation of a joint venture between the House of Blues Records, Inc., a Delaware corporation ("HOB"), and Platinum Entertainment, Inc., a Delaware corporation ("Platinum"), for the purpose of producing and exploiting sound recordings and audiovisual works, it is hereby agreed as follows:

    1. The mutual execution of this letter agreement (the "Agreement"), and the purchase by Platinum of the fifty percent (50%) interest of Private, Inc. ("Private") in the joint venture between Private and HOB formed pursuant to an agreement dated as of April 28, 1994 (the "Former Agreement"), shall constitute the formation of a joint venture between HOB and Platinum entitled "House of Blues Music Company" (hereinafter, the "Venture"). The Venture is intended to be a partnership under the laws of the State of California.

    2. The purposes for which the Venture is formed and the business of the Venture shall be the development and production of recording and related film and video properties featuring blues, gospel and other music and the turning to account of rights held by the Venture or enterprises formed by the Venture in such productions (hereinafter referred to individually and collectively as the "Projects"). The business of the Venture shall not include publishing, merchandising, or film or video projects developed by HOB Productions, Inc. unless the parties otherwise specifically agree in writing. The Venture may accomplish its purposes and conduct its business either alone or as a co-owner or operator of other enterprises as the parties may agree. The Venture shall have the power to do and perform all things necessary for, incident to and connected with or arising out of such activities and shall take such actions as may be conducive to the accomplishment of such purposes.

    3. HOB and Platinum shall contribute capital to the Venture as such parties shall mutually agree. Unless the parties otherwise mutually agree, Platinum shall make all cash capital contributions to the Venture in accordance with the current Annual Budget (as determined in accordance with Paragraph 5(c)). These monies shall

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be expended to develop the Projects.  All directly related or allocable costs paid by Platinum for producing, recording, remixing, manufacturing, shipping, distribution, advertising, promotion, mastering, artwork, AFTRA and AFofM payments, artist, producer, and publisher royalties, any other payments required by applicable laws or pursuant to any contracts or licenses, and all taxes, credits, and returns, shall be deemed cash capital contributions. HOB (or an affiliate that owns the intellectual property) agrees to contribute as capital to the Venture a license in the HOB's trademarks, logo, and other intellectual property that are reasonably necessary for the Venture business, as well as the other services and valuable consideration described herein. Such capital contribution by HOB shall not be recoupable pursuant to PARAGRAPH 4 of this Agreement. The parties agree to raise such additional monies and enter the Venture in such other enterprises as the parties may mutually agree (including the purchase of blues sound recordings). The parties hereby deem the value of their respective capital contributions, excluding any cash contributions, to be equal and their initial capital accounts shall be equal. For purposes of this agreement, the $3,550,000.00 paid by Platinum to Private, Inc. ("Private") in connection with the assignment to Platinum of Private's interest in the record company joint venture with HOB shall be deemed to be a cash capital contribution in addition to Platinum's initial capital contribution to the Venture.

    4. (a) Subject to any agreement the parties may enter with any investor, the Venture shall make distributions from Available Cash (as defined below) as follows:

              (i) first, an amount equal to forty percent (40%) of the total net income allocated to the parties pursuant to Paragraph 4(b)(i) below shall be distributed fifty percent (50%) to HOB and fifty percent (50%) to Platinum;

              (ii) second, to the parties pro rata based on the remaining balance of the cash contributions that have not previously been distributed to them pursuant to this Paragraph 4(a)(ii) until both parties have been distributed an amount equal to their cash capital contributions;

              (iii) third, to repay loans made by the parties as provided in Paragraph 7 below; and

              (iv) thereafter, fifty percent (50%) to HOB and fifty percent (50%) to Platinum.

    The term "Gross Receipts" shall mean all receipts of the Venture, from whatever source derived, but excluding loan proceeds and cash capital contributions. The term "Available Cash" shall

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mean Gross Receipts less cash expenditure for operating costs and debt service, and appropriate reserves and accruals.

    In consideration of the foregoing, the parties shall perform those functions in connection with the development and production of Projects of the Venture as referred to herein, or as the parties mutually agree, and each such party shall receive appropriate credit for its participation as described herein.

         (b) (i) All income and gain of the Venture shall be allocated fifty percent (50%) to HOB and fifty percent (50%) to Platinum.

              (ii) Any loss of the Venture shall be allocated among the parties pro rata based upon the sum of their relative cash capital contributions and their outstanding loans to the Venture, and if losses are to be allocated in excess of such amounts, then fifty percent (50%) to HOB and fifty percent (50%) to Platinum. Thereafter, notwithstanding Paragraph 4(b)(i) above, income or gain of the Venture shall be allocated to the parties pro rata based upon their relative share of the losses previously allocated and in inverse order of such losses until each party has been allocated income and gain equal to the losses previously allocated to them under this Paragraph 4(b)(ii).

              (iii) Upon the termination of the Venture or upon the sale of all or substantially all of its assets, income, gain or loss of the Venture for the year in which the transaction occurs shall be allocated among the parties so as to cause the capital accounts of the parties to most closely reflect the manner in which the assets of the Venture are to be distributed to the parties upon termination as provided in Paragraph 8.

    5. (a) Each of the parties hereto shall devote such time as may be necessary to the business of the Venture, it being expressly agreed that no party hereto shall be required to devote exclusive time to the Venture's business. Either party hereto may be engaged in one or more businesses other than the business of the Venture, including, subject to the provisions of PARAGRAPH 5(e), the production of other sound recordings or audiovisual works. Neither the Venture nor any party hereto shall have any rights to any income or profits derived by a party hereto with respect to such outside business activity. Notwithstanding the foregoing, the parties agree that all opportunities brought to the attention of either party during the term of this agreement to purchase, record, distribute, or sell sound recordings featuring performance of blues music (other than sound recordings owned or controlled by Alligator Records, Inc.) shall first and promptly be brought to the attention of the other party for consideration of such opportunity

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by the Venture.  The parties agree, after receipt of information sufficient to enable the Venture to evaluate such opportunity, to promptly determine whether to pursue such opportunity for acquisition by the Venture, and that neither party shall pursue any such opportunity apart from the Venture unless and until the Venture declines such opportunity. Each party shall conduct all transactions with the Venture diligently and in good faith and shall at all items give the other full information and truthful explanation of all matters relative to the affairs of the Venture. Each party commits to use its best efforts to fully exploit on behalf of the Venture all rights acquired by the Venture in connection with the Projects.

         (b) Unless otherwise agreed by the parties, and except as set forth herein, all business decisions regarding the business of the Venture shall be made jointly by the parties. The approval of either party shall not be unreasonably withheld, delayed or conditioned. All recording artist contracts undertaken by the Venture shall be through HOB. Unless the parties otherwise agree, the copyright interests in all compilation albums produced by the Venture (other than so-called promotional sampler albums primarily featuring recording artists signed to HOB) shall be held by Platinum. All creative decisions concerning the selection of recording artists to be signed to HOB, the releases to be marketed through the Venture, and other Venture operations shall be determined by HOB, subject to the reasonable consent of Platinum. Each party may withdraw its participation from any Project of the Venture, and upon such withdrawing party's request, such Project shall not be associated with such withdrawing party or the Venture in any manner. The withdrawal of a party shall not prevent the remaining party from continuing to develop and exploit such Project.


         (c) Beginning on or before October 1 of each year during the term hereof the parties shall work diligently and in good faith to develop an annual operating budget of the Venture for the next year, which budget shall include a description of proposed Projects for the next year (the "Annual Budget"). In attempting to develop an Annual Budget, each party shall act in a reasonable, non-arbitrary manner, giving due consideration to the number and magnitude of Projects undertaken in the current year, as well as reasonably expected growth of the Venture during the next year. If the parties are not able to agree, by December 1, on an Annual Budget for the next year, then HOB shall have the right to purchase Platinum's entire interest in the Venture by giving written notice thereof to Platinum by December 31 (the "HOB Option"). If HOB elects to exercise the HOB Option, HOB shall pay to Platinum, within thirty (30) days after the time of the election of the HOB Option (or cause to be paid to Platinum at such time, for example,

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by locating a third party to assume Platinum's Venture interest) an amount equal to any unpaid loans or advances by Platinum and any cash capital contributions of Platinum not previously distributed hereunder. If HOB does not elect to exercise the HOB Option, and the parties are not otherwise able to agree to an Annual Budget, then the Venture shall continue as provided herein and the Annual Budget for the next year shall be the same as the Annual Budget for the current year, as adjusted for changes in the Wholesale Price Index. HOB shall not be entitled to exercise the HOB Option if the amount of the Annual Budget finally proposed by HOB and rejected by Platinum (i) varies by more than one hundred twenty five percent (125%) from the Annual Budget of the immediately preceding year or (ii) exceeds the amount of the Annual Budget of the immediately preceding year, and the Venture operated at a loss for such period. Each such calculation shall be adjusted for changes in the Wholesale Price Index.

         (d) Notwithstanding the foregoing, no party shall, in connection with the Venture and without the consent of the other, (1) endorse any note, or act as an accommodation party, or otherwise become surety for any person, (2) borrow or lend money on behalf of the Venture or make, deliver or accept any commercial paper, or execute any mortgage, security agreement, bond, or lease, or purchase or contract to purchase, or sell or contract to sell, any property for or of the Venture, or (3) assign, mortgage, grant a security interest in, or sell such party's share in the Venture or in the Venture's assets or property, or enter any agreement as a result of which any person shall become interested with a party hereto in the Venture or do any act detrimental to the best interest of the Venture or which would make it impossible to carry on the business of the Venture. Any transaction not within the scope of the business of the Venture entered by a party in this Venture, for whatever amount, shall be the sole and separate liability of the party entering the transaction.

         (e) The Venture, exclusively through Platinum, shall manufacture, distribute, perform, exhibit and sell sound recordings ("Recordings") and related audiovisual works ("Videos") under the HOUSE OF BLUES label. HOB shall be entitled to purchase its requirements of copies of Videos and Recordings for resale at the location of HOUSE OF BLUES clubs or by mail order either through the U.S. mail, on-line computer services or any other media now or hereinafter created at a price equal to the lowest wholesale price charged by Platinum to third parties in such media (less all applicable discounts and allowances offered on such Recordings and Videos) to the extend that such non-House of Blues location sales do not conflict with rights granted by Platinum pursuant to distribution agreements with third parties existing as of the date of this agreement. Platinum shall be entitled to deduct from the

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Venture's gross receipts from the exploitation of Videos and Recordings (after returns, reasonable reserves and credits) ("Gross Revenue"), a label service fee of seven percent (7%) of the initial Two Million Five Hundred Thousand Dollars ($2,500,000) of Gross Revenue per annum ("Base Revenue"), reduced in each year prospectively by one percent (1%) for each Two Million Five Hundred Thousand Dollars ($2,500,000) of Gross Revenue in excess of Base Revenue that is realized by the Venture per annum thereafter, but not to be reduced to less than three percent (3%) in any case during any year. In the event Recordings or Videos are distributed in the Christian bookstore market through Platinum's Light Distribution division, Platinum shall be entitled to deduct from Gross Revenues a distribution fee shall be twenty seven percent (27%) of net sales (as defined in Platinum's customary distribution agreement).

         6. All expenses incurred with respect to the operation of the Venture shall be mutually agreed in writing in advance. All expenses advanced by the parties on behalf of the Venture shall be reimbursed on a pro rata basis by the Venture upon submission of the statements accounting for such expenses. The Venture's books shall be maintained at the principal office of Platinum or at such other place as shall be mutually designated by the parties, and each party or any designated representative of either party shall at all times have access thereto. The Venture shall prepare, and each party agrees to cooperate and assist in preparing, customary quarterly and annual financial statements prepared in accordance with generally accepted accounting principles (with each of the quarterly accounting periods subject to adjustment). Such financial statements shall be provided to each of the parties not later than the 30th day following the end of the Venture's first three quarterly accounting periods and not later than the 45th day following the end of the Venture's fiscal year. The Venture's fiscal year shall commence on January 1 and conclude on December 31 of each calendar year. The Venture may retain any duly licensed firm of accountants or attorneys in connection with the business of the venture, including the maintenance of books and records or the renditions of said accountings.

    7. The parties may make loans to the Venture from time to time. Such amounts and such terms shall be agreed upon by the parties in writing. Any such loans shall be clearly segregated on the books of the Venture. All loans shall bear interest at a legal market rate. Until such time as all loans have been repaid in full, any distribution by the Venture to the parties will be in partial or complete repayment of the loan or loans then outstanding, will be made to each party in the proportion which the total of the then outstanding loans from such party bears to the total of all the then outstanding loans from all parties, and will

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not be deemed a distribution on account of the balance of each party's share of the Venture's Net Profits. Monies contributed by the parties that are not clearly designated as loans shall be deemed cash capital contributions.

    8. The term of the Venture shall commence on the date first above written and shall continue for five (5) years or until the first to occur of the following events: (a) the adjudication of bankruptcy or insolvency of any party,
(b) the parties' written agreement to dissolve, or (c) by operation of law, except as otherwise provided herein. Upon termination of the Venture, the parties shall proceed with reasonable promptness to liquidate the business of the Venture. Proceeds from the liquidation of the Venture's assets and receivables shall be used and distributed in the following order: (a) to pay or provide for the payment of all Venture liabilities and liquidating expenses and obligations, (b) to repay any debts owing to any of the parties, including debts arising from loans made to or for the benefit of the Venture, (c) to repay the cash capital contribution of any party to the Venture not previously distributed in accordance with Paragraph 4(a)(i), and (d) thereafter fifty percent (50%) to HOB and fifty percent (50%) to Platinum.

    The Venture, upon an event of termination, shall not have any right to use, sell, or transfer any names, marks, logos or other intellectual property of HOB or its affiliates (collectively, the "HOB Properties") without the prior written consent of HOB, and all of the HOB Properties contributed to the Venture by HOB (or its affiliate) shall be distributed to HOB, or its affiliate as designated by HOB. Notwithstanding the preceding sentence, upon termination, Platinum shall continue to have the right to use the HOB Properties in Videos and Recordings physically in existence as of the date of the event of termination
(a) so long as HOB continues to receive its 50% distribution of the Net Profits (that it would otherwise receive pursuant to PARAGRAPH 4) earned from sales of such Videos and Recordings subsequent to the event of termination and (b) until all Videos and Recordings manufactured in connection with the Projects as of the time of the event of termination have been sold. Subsequent to an event of termination, Platinum may only manufacture and distribute for sale additional Videos and Recordings that bear any of the HOB Properties or any other HOB name after obtaining the written consent of HOB and for such period and upon such other terms as HOB may agree to in writing. Either party shall have the right to purchase the assets (excluding rights to the HOB Properties) of the Venture upon liquidation.

    For the purposes of this PARAGRAPH 8, "Net Profits" and all related defined terms in this Agreement shall continue to have the

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meaning such terms would have if an event of termination had not occurred and the Venture had continued to exist.

    9. (a) Platinum represents and warrants that it has the full right, power and authority to grant to the Venture the right to use all intellectual property and other proprietary rights of third parties used in connection with the Venture in all media now or hereafter developed in connection with the Venture, including, but not limited to, all consents, permits and licenses required in connection therewith. Upon the oral or written request of HOB, Platinum agrees to provide HOB with copies of all contracts between Platinum or the Venture and third parties in connection with this PARAGRAPH 9(a), or, if such contracts have not been executed or are unavailable, Platinum agrees to provide HOB with all material terms of such contracts. Platinum agrees to indemnify and hold harmless HOB in connection with any claims of third parties that Platinum, HOB or the Venture has violated or infringed upon any intellectual or other proprietary rights.

         (b) HOB represents and warrants that it has the full right, power and authority to grant to the Venture the right to use all intellectual property and other proprietary rights of third parties used in connection with the Venture in all media now or hereafter developed in connection with the Venture, including, but not limited to, all consents, permits and licenses required in connection therewith. Upon the oral or written request of Platinum, HOB agrees to provide Platinum with copies of all contracts between HOB or the Venture and third parties in connection with this PARAGRAPH 9(b), or, if such contracts have not been executed or are unavailable, HOB agrees to provide Platinum with all material terms of such contracts. HOB agrees to indemnify and hold harmless Platinum in connection with any claims of third parties that HOB, Platinum or the Venture has violated or infringed upon any intellectual or other proprietary rights.

    10. HOB and Platinum shall be accorded credit in connection with the Projects of the Venture, as the parties shall agree.

    11. The Venture shall be entitled to use the HOB Properties in promotional materials related to the Venture; PROVIDED, HOWEVER, that any such use of such names, marks or logos shall be approved in advance in writing by HOB (such approval not to be unreasonably withheld).

    12. This agreement is executed and intended to be performed in the State of California and the laws of California shall govern its interpretation and effect. If any term, provision, covenant or condition of this agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the rest of the

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agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. This agreement may be executed in counterparts, each of which shall be deemed an original.

    13. In the event of any action, suit or proceeding arising from or based upon this agreement brought by either party hereto against the other, the prevailing party shall be entitled to recover from the other its reasonable attorneys' fees in connection therewith in addition to the costs of such action, suit or proceeding.

    14. Neither party may assign its respective rights hereunder without the prior written consent of the other; PROVIDED, HOWEVER, that such written consent shall not be required for the assignment or transfer of such rights to a wholly owned affiliate of such party. Subject to the restrictions on assignment set forth in this Agreement, the provisions of this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties.

    15. Neither party shall be deemed to be in breach of any obligation hereunder unless and until the party alleging a breach shall give the other specific written notice of the nature of such breach and the party receiving such notice shall have failed of cure such breach within 30 days after receipt of such written notice. Notice shall be deemed given when deposited in the U.S. mail, postage prepaid, bearing the parties respective address as set forth herein or such other address as the parties may later designate.

    16. This Agreement constitutes the complete, exclusive statement of the agreement among the parties and is not to be amended, supplemented, varied or discharged except by agreement of the parties set forth in an instrument in writing. No representation, statement, condition or warranty not contained in this agreement shall be binding on the parties or have any force or effect whatsoever. In particular and without limitation concerning any other agreement, upon consummation of the purchase by Platinum of Private's fifty percent (50%) interest in the joint venture with HOB that is memorialized in the Former Agreement, this Agreement amends, restates, and supercedes the terms of the Former Agreement; PROVIDED, HOWEVER, that the terms of the Former Agreement shall be incorporated herein by reference and remain in full force and effect to the extent only that it pertains to payments to HOB or Platinum for proceeds form sales of LPs produced under such agreement.

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    Kindly indicate agreement and acceptance of the foregoing by signing below.

                                       Very truly yours,

                                       PLATINUM ENTERTAINMENT, INC.

                                       By: /s/ Steven Devick
                                          -------------------------
                                       Name: Steven Devick
                                            -----------------------
                                       Title: As CEO & President
                                             ----------------------


AGREED AND ACCEPTED:

HOUSE OF BLUES RECORDS, INC.


By: /s/ Gregory A. Trojan
   -----------------------------
Name: Gregory A. Trojan
    ---------------------------
Title: President & COO
     --------------------------